Exhibit 99.1

Contact: Holly Schoenfeldt Marketing & Public Relations Manager 210.308.1268 hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Announces Record Net Income of $32 Million in Fiscal Year 2021, Continuation of Dividends

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SAN ANTONIO–December 8, 2021–U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a boutique registered investment advisory firm with longstanding experience in global markets and specialized sectors from gold to cryptocurrencies, today is pleased to report financial results for the fiscal year ended June 30, 2021.

For the 12-month period, total operating revenues were $21.7 million, an increase of over 380% year-over-year (YoY). For the quarter, revenues were $7.3 million, a 15% increase quarter-over-quarter (QoQ) and 292% increase YoY. Net income for the 12-month period was $32.0 million, or $2.12 per share, compared to a net loss of $4.7 million, or $0.31 loss per share, a year earlier. For the quarter, net income was $4.7 million, an increase of 217% from the same three-month period a year ago. Average assets under management (AUM) for the 12-month period ended June 30, 2021, were $3.4 billion, compared to $0.7 billion for the year ended June 30, 2020, an increase of $2.7 billion, or about 380%. Operating margin for the fiscal year was 38%, compared to an operating loss during the same period last year. Earnings from operations were $8.2 million and investment income was $28.3 million.

“On behalf of everyone at U.S. Global Investors, I want to thank our shareholders for their patience as we worked diligently to complete the audit,” says Frank Holmes, CEO and Chief Investment Officer. “It’s important for investors to keep in mind that GROW remains volatile. For the 12-month period through September 30, 2021, GROW had a one-day standard deviation of ±5% and a 10-day deviation of ±15%. That puts the stock’s volatility slightly above Tesla’s and in a similar range as Bitcoin and Ethereum’s.”

JETS Continued to Attract Healthy Inflows; Risk Factors Could Favor GOAU

The Company’s two ETFs, the U.S. Global Jets ETF (JETS) and U.S. Global GO GOLD and Precious Metal Miners ETF (GOAU), generated a combined $17.1 million in advisory fees during fiscal 2021, an increase of approximately 880% from a year earlier.

JETS continued to attract assets during fiscal year 2021, after the initial market shock in Spring 2020 that prompted new retail investors to seek exposure to highly impacted industries, the commercial airlines industry included. In March 2021, the smart beta 2.0 airlines ETF reached a new exciting milestone by surpassing $4 billion in AUM.

In June 2021, the Company, in a partnership with HANetf, launched the U.S. Global Jets UCITS ETF (JETS), Europe’s first and only global airlines industry ETF. This move marked the second time during the year that the Company expanded its product line to international markets, the first case being in April 2021 when it launched its airlines ETF on the Mexican Stock Exchange (BMV). Based in London, HANetf is Europe’s first independent full-service provider of Undertakings for Collective Investment in Transferable Securities (UCITS) ETFs, with over $2 billion in AUM. Exchange-traded funds that qualify as UCITS can be registered in Europe and offered to investors throughout the European Union (EU) using standardized regulatory requirements. Once approved, they become exempt from regulation in individual countries.

“We’re pleased to see that demand for JETS has remained strong, even as new variants of the coronavirus have threatened to create new travel restrictions,” says Mr. Holmes. “On December 6, 2021, JETS saw a new daily record in trading volume, with more than 33 million shares traded. This closely followed a new pandemic high in the number of people traveling by air in the U.S. over the Thanksgiving break, according to the Transportation Security Administration (TSA). Approximately 2.5 million people boarded commercial jets on November 28, 2021, the highest figure since the start of the pandemic.”

Compared to JETS, attracting new fund flows into the U.S. Global GO GOLD and Precious Metal Miners ETF (GOAU) has been more challenging, particularly in the months since the gold price peaked at approximately $2,060 an ounce in early August 2020. Even though GOAU invests in precious metal producers and streaming companies, and not physical bullion, its share price has closely tracked the price of gold as it fell off its highs.

“Gold looks highly undervalued by the market right now, which is made clear by the steady decline in the number of physical ounces held in known gold-backed ETFs,” Mr. Holmes continues. “Some people point to Bitcoin’s role as ‘digital gold’ as the primary reason why investment demand for traditional gold and gold mining ETFs has been muted this past year, but I happen to believe that both asset classes can be inclusive of one another. Gold’s historical price drivers appear to be in place, including high rates of money printing and inflation, large amounts of negative yielding government bonds around the world and geopolitical uncertainty, and so we are working to bring GOAU to the attention of even more retail and institutional investors.”

HIVE, the Company’s Exposure to the Crypto Space, Now Trading on the Nasdaq

As of June 30, 2021, the Company held investments carried at fair value of $35.3 million and a cost basis of $23.1 million. In addition, the Company held other investments of approximately $3.5 million, held-to-maturity investments of $1.0 million and investments of $532,000 accounted for under the equity method of accounting.

HIVE Blockchain Technologies Ltd. (“HIVE”) remains the Company’s exposure to the rapidly expanding cryptocurrency mining industry. The first publicly listed crypto mining firm, HIVE began trading on the Nasdaq’s Capital Markets Exchange on July 1, 2021, under the ticker HVBT.

During the year ended June 30, 2021, the Company purchased securities of HIVE, for $15.0 million. The securities are comprised of 8% interest-bearing unsecured convertible debentures, payable in quarterly installments with a final maturity in January 2026, and 5 million common share purchase warrants in the capital of HIVE. The principal amount of each debenture is convertible into common shares in the capital of HIVE at a conversion rate of $2.34, and the remaining principal amount is $14.3 million as of June 30, 2021. Each whole warrant, expiring in January 2024, entitles the Company to acquire one common share at a price of $3.00 (Canadian). As of June 30, 2021, the Company’s investment in HIVE does not represent ownership of HIVE.

Cryptocurrency markets and related securities have been, and are expected to continue to be, volatile. There has been significant volatility in the market price of HIVE, which has materially impacted the value of the investments included on the Company’s balance sheet. Frank Holmes serves on the board as non-executive chairman of HIVE and held shares and options at June 30, 2021. Effective August 31, 2018, Mr. Holmes was named Interim Executive Chairman of HIVE while a search for a new CEO is undertaken.

A Successful Year for the Global Luxury Goods Fund (USLUX)

The end of fiscal 2021 marked approximately one year since the Global Luxury Goods Fund (USLUX) was included in the Company’s line-up of mutual funds, providing investors access to some of the most world’s most recognizable names in luxury and high-end retail. As of this writing, USLUX remained the only U.S.-based mutual fund with a luxury goods strategy.

Since it became available under the ticker USLUX on July 1, 2020, the quant-based fund returned 56.78% as of June 30, 2021, outperforming its benchmark, the S&P 1500 Composite Index, which increased 41.55%.

“Initially, there were some doubts about us introducing a luxury goods fund in the middle of a pandemic and economic downturn, but the numbers show it was a sound decision,” comments Mr. Holmes. “Retail sales in general were unexpectedly strong in fiscal 2021, thanks to near-zero interest rates, unprecedented money printing and more than one round of stimulus checks. LVMH Moet Hennessey Louis Vuitton, the biggest European company by market cap and one of the largest holdings in USLUX, reported record revenue in the first half of the year, generating 28.7 billion euros ($34.0 billion). Profits for fashion and leather goods were 5.7 million euros ($6.7 million), also a new record high for the luxury conglomerate.”

After plunging due to the global health crisis, the personal luxury goods market returned to pre-pandemic growth in 2021, with sales estimated to top 283 billion euros ($325 billion) by year-end, according to a new report by Bain & Company. That would represent a slight increase from then-record sales of 281 billion euros ($318 billion) in 2019.

Adequate Liquidity and Capital Resources

As of June 30, 2021, the Company had net working capital of approximately $21.6 million. With approximately $14.4 million in cash and cash equivalents and $10.2 million in securities recorded at fair value, excluding convertible securities, the Company has adequate liquidity to meet its current obligations.

Share Repurchase Program

The Company has a share repurchase program, approved by the Board of Directors, authorizing it to annually purchase up to $2.75 million of its outstanding common shares on the open market through December 31, 2021. The repurchase program has been in place since December 2012. As of June 30, 2021, approximately $2.5 million remains available for repurchase under this authorization. The Company uses an algorithm to buy back stock on down days.

During fiscal year 2021, the Company repurchased 53,151 of its class A shares on the open market using cash of $314,000. To date, the Company has repurchased a total of 719,682 class A shares under the repurchase program using cash of $1.8 million. The program may be suspended or discontinued at any time.

GROW Dividends

Dividends totaling $552,000 and $88,000 were paid to holders of class A and class C common stock, respectively, in fiscal year 2021. The dividend rate for both classes was $0.0025 per month during fiscal year 2020 and through January 2021 and $0.0050 from February 2021 through September 2021. The monthly dividend of $0.0075 is authorized through March 2022 and will be considered for continuation at that time by the Board.

Earnings Webcast Information

The Company has scheduled a webcast for 7:30 a.m. Central time on Thursday, December 9, 2021, to discuss the Company’s key financial results for the year. Frank Holmes will be accompanied on the webcast by Lisa Callicotte, chief financial officer, and Holly Schoenfeldt, marketing and public relations manager. Click here to register for the earnings webcast or visit www.usfunds.com for more information.

Selected Financial Data (unaudited): (dollars in thousands, except per share data)

	Year ended June 30,
	2021	2020
Operating Revenues	$21,654	$4,476
Operating Expenses	13,489	6,879
Operating Income (Loss)	8,165	(2,403)

Total Other Income (Loss)	29,273	(2,236)
Income (Loss) from Continuing Operations Before Income Taxes	37,438	(4,639)

Income Tax Expense (Benefit)	5,477	(175)
Net Income (Loss) from Continuing Operations	31,961	(4,464)
Loss from Discontinued Operations	-	(338)
Net Income (Loss)	31,961	(4,802)
Less: Net Loss Attributable to Non-Controlling Interest	-	(118)
Net Income (Loss) Attributable to U.S. Global Investors, Inc.	$31,961	$(4,684)

Net income (loss) per share (basic and diluted)	$2.12	$(0.31)

Avg. common shares outstanding (basic)	15,067,044	15,108,394
Avg. common shares outstanding (diluted)	15,067,953	15,108,394

Avg. assets under management from continuing operations (billions)	$3.4	$0.7

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About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides money management and other services to U.S. Global Investors Funds and U.S. Global ETFs.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements,” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the Company’s annual report and Form 10-Q, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Please consider carefully a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com. Read it carefully before investing. U.S. Global mutual funds are distributed by Foreside Fund Services, LLC, Distributor. U.S. Global Investors is the investment adviser.

Total Annualized Returns as of 6/30/2021:

Fund	One-Year	Five-Year	Ten-Year	Gross Expense Ratio
Global Luxury Goods Fund	56.27%	14.53%	8.54%	1.58%
S&P Composite 1500 Index	42.12%	17.38%	14.63%	n/a

Performance data quoted above is historical. Past performance is no guarantee of future results. Results reflect the reinvestment of dividends and other earnings. For a portion of periods, the fund had expense limitations, without which returns would have been lower. Current performance may be higher or lower than the performance data quoted. The principal value and investment return of an investment will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost. Performance does not include the effect of any direct fees described in the fund’s prospectus which, if applicable, would lower your total returns. Performance quoted for periods of one year or less is cumulative and not annualized. Obtain performance data current to the most recent month-end at www.usfunds.com or 1-800-US-FUNDS.

Foreside Fund Services, LLC, Distributor. U.S. Global Investors is the investment adviser. JETS and GOAU are distributed by Quasar Distributors, LLC. U.S. Global Investors is the investment adviser to JETS and GOAU. Foreside Fund Services, LLC and Quasar Distributors, LLC are affiliated.

Shares of any ETF are bought and sold at market price (not NAV), may trade at a discount or premium to NAV and are not individually redeemed from the funds. Brokerage commissions will reduce returns. Stock markets can be volatile and share prices can fluctuate in response to sector-related and other risks as described in the fund prospectus. Foreign and emerging market investing involves special risks such as currency fluctuation and less public disclosure, as well as economic and political risk. Companies in the consumer discretionary sector are subject to risks associated with fluctuations in the performance of domestic and international economies, interest rate changes, increased competition and consumer confidence. Gold, precious metals, and precious minerals funds may be susceptible to adverse economic, political or regulatory developments due to concentrating in a single theme. The prices of gold, precious metals, and precious minerals are subject to substantial price fluctuations over short periods of time and may be affected by unpredicted international monetary and political policies. We suggest investing no more than 5% to 10% of your portfolio in these sectors. The outbreak of the COVID-19 pandemic and the resulting actions to control or slow the spread has had a significant detrimental effect on the global and domestic economies, financial markets and industries, including airlines. U.S. Global Investors continues to monitor the impact of COVID-19, but it is too early to determine the full impact this virus may have on commercial aviation. Should this emerging macro-economic risk continue for an extended period, there could be an adverse material financial impact to the U.S. Global Jets ETF.

All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor.

A smart-beta ETF is a type of exchange-traded fund that uses a rules-based system for selecting investments to be included in the fund. The Consumer Confidence Index (CCI) is a survey, administered by The Conference Board, that measures how optimistic or pessimistic consumers are regarding their expected financial situation. The S&P Composite 1500 combines three leading indices, the S&P 500, the S&P MidCap 400 and the S&P SmallCap 600, to cover approximately 90% of U.S. market capitalization. It is designed for investors seeking to replicate the performance of the U.S. equity market or benchmark against a representative universe of tradable stocks. Mutual fund investing involves risk. Principal loss is possible. Companies in the consumer discretionary sector are subject to risks associated with fluctuations in the performance of domestic and international economies, interest rate changes, increased competition and consumer confidence. The performance of such companies may also be affected by factors relating to levels of disposable household income, reduced consumer spending, changing demographics and consumer tastes, among others.

Fund portfolios are actively managed, and holdings may change daily. Holdings are reported as of the most recent quarter-end. Holdings in the Global Luxury Goods Fund as a percentage of net assets as of 6/30/2021: LVMH Moet Hennessy Louis Vuitton SA 7.79%.